Exhibit (l)

May 26, 2017

FS Investment Corporation III

201 Rouse Boulevard Philadelphia, Pennsylvania 19112

Ladies and Gentlemen:

We have acted as special Maryland counsel to FS Investment Corporation III, a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), on its Registration Statement on Form N-2 filed with the Securities and Exchange Commission (Reg. No. 333-215360, together with all amendments thereto filed on or before the date hereof, the “Registration Statement”). We are assuming that shares of Common Stock being registered under the Registration Statement comprise only shares previously registered by the Company for sale pursuant to the Company’s Registration Statement on Form N-2 (Reg. No. 333-19125) initially declared effective on December 31, 2013 that remain unsold and are being carried forward to the Registration Statement.

We have examined the Registration Statement and such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion. We have relied as to certain factual matters on information obtained from public officials and officers of the Company. Based on that examination and subject to the limitations and assumptions set forth herein, we advise you that in our opinion the shares of Common Stock offered by the Company, when issued and sold against payment therefor under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

In giving the opinion set forth above, we are assuming that, at the time of issuance of any of the shares of Common Stock offered by the Company, the Company will have sufficient authorized but unissued shares of Common Stock for that purpose and that the consideration paid for the shares will be as determined by the pricing committee of the board of directors. We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the use of our name under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ J.W. Thompson Webb
Principal